UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G*

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. )*

Iconix Brand Group, Inc.
(Name of Issuer)

Common Stock, $.001 par value
(Title of Class of Securities)

451055107
(CUSIP Number)

February 22, 2018
(Date of Event Which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAME OF REPORTING PERSONS Radcliffe Capital Management, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 5,944,099
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 5,961,598
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,961,598
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA, PN

1.	NAME OF REPORTING PERSONS RGC Management Company, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 5,944,099
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 5,961,598
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,961,598
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, OO

1.	NAME OF REPORTING PERSONS Steven B. Katznelson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada and United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 5,944,099
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 5,961,598
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,961,598
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, IN

1.	NAME OF REPORTING PERSONS Christopher Hinkel
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,000
	6.	SHARED VOTING POWER 5,944,099
	7.	SOLE DISPOSITIVE POWER 1,000
	8.	SHARED DISPOSITIVE POWER 5,961,598
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,962,598
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, IN

1.	NAME OF REPORTING PERSONS Radcliffe Ultra Short Duration Master Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 5,464,054
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 5,464,054
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,464,054
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.7%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1.	NAME OF REPORTING PERSONS Radcliffe Capital Investors, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 5,464,054
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 5,464,054
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,464,054
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.7%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Item 1(a).	Name of Issuer: Iconix Brand Group, Inc.
Item 1(b).	Address of Issuer’s Principal Executive Offices: 1450 Broadway 3rd Floor New York, NY 10018 United States of America

Item 2(a).	Name of Person Filing:
Radcliffe Capital Management, L.P. RGC Management Company, LLC Steven B. Katznelson Christopher Hinkel Radcliffe Ultra Short Duration Master Fund, L.P. Radcliffe Capital Investors, LLC
Item 2(b).	Address of Principal Business Office or, if none, Residence:
50 Monument Road, Suite 300 Bala Cynwyd, PA 19004 United States of America
Item 2(c).	Citizenship:

Radcliffe Capital Management, L.P. – Delaware, United States of America

RGC Management Company, LLC – Delaware, United States of America

Steven B. Katznelson – Canada and United States of America

Christopher Hinkel – United States of America

Radcliffe Ultra Short Duration Master Fund, L.P. – Cayman Islands

Radcliffe Capital Investors, LLC – Delaware, United States of America

Item 2(d).	Title of Class of Securities:
Common Stock, $.001 par value
Item 2(e).	CUSIP Number:
451055107
Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
(a) ☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b) ☐ Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____________.

Item 4.	Ownership:
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)

Amount beneficially owned:

5,961,598 shares deemed beneficially owned by Radcliffe Capital Management, L.P.

5,961,598 shares deemed beneficially owned by RGC Management Company, LLC

5,961,598 shares deemed beneficially owned by Steven B. Katznelson

5,962,598 shares deemed beneficially owned by Christopher Hinkel

5,464,054 shares deemed beneficially owned by Radcliffe Ultra Short Duration Master Fund, L.P.

5,464,054 shares deemed beneficially owned by Radcliffe Capital Investors, LLC

(b)

Percent of class:

9.5% deemed beneficially owned by Radcliffe Capital Management, L.P.

9.5% deemed beneficially owned by RGC Management Company, LLC

9.5% deemed beneficially owned by Steven B. Katznelson

9.5% deemed beneficially owned by Christopher Hinkel

8.7% deemed beneficially owned by Radcliffe Ultra Short Duration Master Fund, L.P.

8.7% deemed beneficially owned by Radcliffe Capital Investors, LLC

	(c)	Number of shares as to which Radcliffe Capital Management, L.P. has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 5,944,099
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 5,961,598
Number of shares as to which RGC Management Company, LLC has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 5,944,099
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 5,961,598

Number of shares as to which Steven B. Katznelson has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 5,944,099
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 5,961,598
Number of shares as to which Christopher Hinkel has:
	(i)	Sole power to vote or to direct the vote: 1,000
	(ii)	Shared power to vote or to direct the vote: 5,944,099
	(iii)	Sole power to dispose or to direct the disposition of: 1,000
	(iv)	Shared power to dispose or to direct the disposition of: 5,961,598
Number of shares as to which Radcliffe Ultra Short Duration Master Fund, L.P. has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 5,464,054
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 5,464,054
Number of shares as to which Radcliffe Capital Investors, LLC has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 5,464,054
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 5,464,054
Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. ☐

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

With the exception of the securities reported in this Schedule 13G that are owned by the Radcliffe Ultra Short Duration Master Fund, L.P., none of Radcliffe Capital Management, L.P.’s advisory clients individually own more than 5% of the Issuer’s outstanding common stock. It should also be noted that 21,700 of the total shares being reported for Radcliffe Capital Management, L.P. and RGC Management Company, LLC are not beneficially owned by Radcliffe Ultra Short Duration Master Fund, L.P. or any other advisory clients of Radcliffe Capital Management, L.P.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Not applicable.

Item 9.

Notice of Dissolution of Group:

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Not applicable.
Item 10.	Certifications:
By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 5, 2018
(Date)

Radcliffe Capital Management, L.P.* By RGC Management Company, LLC, Its General Partner	/s/ Steven B. Katznelson Signature Steven B. Katznelson Managing Member
RGC Management Company, LLC*	/s/ Steven B. Katznelson Signature Steven B. Katznelson Managing Member

Steven B. Katznelson*	/s/ Steven B. Katznelson Signature
Christopher Hinkel*	/s/ Christopher Hinkel Signature
Radcliffe Ultra Short Duration Master Fund, L.P.* By Radcliffe Capital Investors, LLC, Its General Partner	/s/ Steven B. Katznelson Signature Steven B. Katznelson Managing Member
Radcliffe Capital Investors, LLC*	/s/ Steven B. Katznelson Signature Steven B. Katznelson Managing Member

*The Reporting Person specifically disclaims beneficial ownership of the securities reported herein, except to the extent of his or its pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, Provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations

(see 18 U.S.C. 1001).

Exhibit A

Agreement

The undersigned agree that this Schedule 13G dated March 5, 2018 relating to the Common Stock, $.001 par value of Iconix Brand Group, Inc. shall be filed on behalf of the undersigned.

March 5, 2018
(Date)

Radcliffe Capital Management, L.P. By RGC Management Company, LLC, Its General Partner	/s/ Steven B. Katznelson Signature Steven B. Katznelson Managing Member
RGC Management Company, LLC	/s/ Steven B. Katznelson Signature Steven B. Katznelson Managing Member

Steven B. Katznelson	/s/ Steven B. Katznelson Signature
Christopher Hinkel	/s/ Christopher Hinkel Signature
Radcliffe Ultra Short Duration Master Fund, L.P. By Radcliffe Capital Investors, LLC, Its General Partner	/s/ Steven B. Katznelson Signature Steven B. Katznelson Managing Member
Radcliffe Capital Investors, LLC	/s/ Steven B. Katznelson Signature Steven B. Katznelson Managing Member